Exhibit 10.45

EXCLUSIVE MANUFACTURING, MARKETING, SALES
AND CONSULTING AGREEMENT

THIS EXCLUSIVE MANUFACTURING, MARKETING, SALES AND CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of January 9, 2015 (the “Effective Date”), by and among Extreme Technologies, LLC, a Utah limited liability company (“Extreme”), Hard Rock Solutions, LLC, a Utah limited liability company (“Hard Rock”), Tenax Energy Solutions LLC, an Oklahoma limited liability company (“Tenax”) and Kevin Jones, an individual (“Jones”). Tenax and Jones may be referred to herein collectively as the “Tenax Parties” and singularly as a “Tenax Party”). Hard Rock and Extreme may be referred to herein collectively as the “Hard Rock Parties” and singularly as a “Hard Rock Party”). The Hard Rock Parties and the Tenax Parties may hereinafter be referred to singularly as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, Jones is the inventor of and has filed a certain United States patent application and non-provisional applications on technology that is used on a certain subsurface drilling tool (the “Orbit IP”) as more fully described on Schedule A (the “Orbit U.S. Patent Application”);

WHEREAS, Jones is the inventor of and has filed certain worldwide patent applications on Orbit IP as more fully described on Schedule B (the “Orbit Global Patent Applications” and together with the Orbit U.S. Patent Application, hereinafter referred to collectively as the “Orbit Patent Applications”);

WHEREAS, Jones is the majority owner of Tenax;

WHEREAS, Jones and Tenax are parties to that certain perpetual Exclusive Manufacturing, Marketing, Sales and Consulting Agreement evidencing Tenax's exclusive rights to manufacture, market, sell and rent the Orbit IP product line (the “Tenax Agreement”), a copy of which has been furnished to the Hard Rock Parties;

WHEREAS, pursuant to that certain Bill of Sale, executed as of even date herewith, Hard Rock has purchased from Tenax and Tenax has sold and delivered to Hard Rock all inventory associated with the Orbit IP product line, free and clear of all liens and encumbrances (the “Orbit Inventory Purchase Price”) as more fully described therein (“Bill of Sale”); and

WHEREAS, the Parties desire to enter into an agreement whereby Hard Rock has the exclusive right on a perpetual basis to manufacture, market, sell and rent the products that utilize the Orbit IP (the “Orbit Products”), as hereinafter more fully described and as subject to the terms and condition hereof;

WHEREAS, the Parties desire to set forth various rights, duties and obligations with respect to Jones removing certain liens on the Orbit IP and granting an option to purchase same;

NOW THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

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ARTICLE I

Grant of Exclusive License

Tenax hereby grants to Hard Rock the perpetual and exclusive right and license to manufacture, market, sell and rent the Orbit Products utilizing the Orbit IP (the “License”) according to the following terms:

(a)          The Orbit IP and any goodwill associated therewith are and shall at all times remain the property of Jones unless and until Extreme exercises its Purchase Option according to Section 4.2 and as defined therein.

(b)          Hard Rock shall use the Orbit IP at all times in connection with promoting the worldwide manufacture, market, sale or rental of the Orbit Products (collectively, the “Operations”).

(c)          The Parties understand and agree that Hard Rock's license to use the Orbit IP and perform the Operations is exclusive and perpetual subject to the terms and conditions contained herein.

(d)          If at any time Jones determines that it is appropriate to change, substitute or add modifications to the Orbit IP, then the definition of “Orbit IP” hereunder shall automatically, and without further action of the Parties hereto, be amended to reflect any such change, substitution or addition. Notwithstanding the foregoing, Jones agrees to give at least thirty (30) days prior written notice to Extreme and not implement any such proposed change, substitution, addition or discontinuance of all or part of the Orbit IP without the prior written consent of Extreme which shall not be unreasonably withheld.

ARTICLE II

Orbit Products; Operations

All decisions concerning pricing, marketing tools, taxes, record keeping, marketing efforts, quality control, shipment, return policies, warranties, etc. shall be solely at the discretion of Hard Rock or its “Affiliates”, as hereinafter defined, with respect to the manufacture, marketing, sale and/or rental of the Orbit Products pursuant to this Agreement. The defined term, “Affiliate” or “Affiliates” shall have the meaning set forth in Rule I 2b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

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ARTICLE III

Term; Term Payments

3.1           The term of the License shall begin on the Effective Date and continue unless sooner terminated pursuant to this Agreement (the “Term”). Hard Rock shall commence payment of the amount of $83,334.00 per month (the “Term Payments”) on February 1, 2015 and shall continue such monthly payments through January 1, 2017, subject to Sections 3.2, 3.3 and 3.4 and unless sooner terminated pursuant to this Agreement. Alternatively, Hard Rock shall have the right to prepay any of said amounts including making quarterly payments of $250,000.00 for each quarterly time period subject to Sections 3.2, 3.3 and 3.4. Notwithstanding the foregoing, in the event Extreme exercises its Purchase Option pursuant to Section 4.2, from that time forward, all of the Term Payments shall cease and the Royalty Payments, as hereinafter defined, shall be implemented. In the event the Orbit Patents, as hereinafter defined, are not granted, then the License shall remain in full force and effect including the obligation of Hard Rock to make the Tenn Payments; provided that, after the last Term Payment on January 1, 2017, such that an aggregate amount of $2,000,000.00 or such lesser amount as determined pursuant to Sections 3.2, 3.3 and 3.4, has been paid to Tenax, this exclusive license shall remain in full force and effect so long as the Term Payments continue as contemplated herein, or the exclusive license shall terminate if the Term Payments are discontinued except as specifically permitted herein.

Calculation of Term Payments; Option to Terminate the Term Payments

3.2           Notwithstanding anything to the contrary contained herein, in the event that the revenue generated from the sales or rentals of the Orbit Products by Hard Rock compared to the direct and indirect labor, material and marketing costs incurred by Hard Rock is not producing an adequate profit to Hard Rock, the Parties shall meet in good faith to discuss and implement an appropriate reduction in the amount of Term Payments to a reasonable level so that an adequate profit can be achieved by Hard Rock.

3.3           Furthermore, notwithstanding anything to the contrary contained herein, the calculation of the Term Payments shall be equal to the lesser of (i) $83,334.00 per month, or (ii) the amount of actual gross revenues (whether collected or not) from sales or rentals of the Orbit Products for such month. There shall be a true-up on the first (16`) of each month commencing on February 1, 2015. For the avoidance of doubt the following is an example of such true-up: if the amount of revenues from sales or rental of the Orbit Products during the month of January 2015 shall be determined to be greater than $83,334, the amount of the Term Payment shall equal $83,334; if the amount of revenues from sales or rental of the Orbit Products during the month of January 2015 shall be determined to be less than $83,334, the amount of the Term Payment shall equal the actual amount of revenues (whether collected or not) for such month. Notwithstanding anything to the contrary contained herein, under no circumstances shall the aggregate amount of Term Payments be required to be greater than $2,000,000.00 or such lesser amount to the extent, if any, that the Term Payments are reduced pursuant to Section 3.2. 3.3 or 3.4 (the “Aggregate Term Payments Amount”).

3.4           In the event bona fide, material litigation is filed against Jones, Tenax and/or Hard Rock asserting or alleging patent infringement and/or theft or misuse of confidential information pertaining to the Orbit IP or Orbit Products, Hard Rock may terminate its obligation to make the Term Payments as set forth in Section 3.1 hereof, but shall continue the exclusive rights granted herein with respect to the Orbit IP. In the event the Tenax Parties favorably resolve the suit, subject to Section 3.6, any remaining unpaid Term Payments shall commence until the Aggregate Term Payments Amount is paid.

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New IP

3.5           The Tenax Parties and their Affiliates agree that for and in consideration of the Term Payments being made by Hard Rock, to not show to any third party any new or additional intellectual property created or developed by Jones, Tenax or both in any field or industry (the “New IP”), without first showing any such New IP to Extreme and its Affiliates. Extreme and its Affiliates shall have a period of thirty (30) days (the “Early Option Period”) thereafter to make a proposal to the Tenax Parties with respect thereto should it desire to do so. The Tenax Parties shall have the right, in their sole discretion, to reject such proposal from Extreme and offer the New IP to any third party but only on higher purchase price terms and conditions and further provided that the Tenax Parties cannot consummate a transaction concerning the New IP with a third party unless it is on higher purchase price terms and conditions to the Tenax Parties than the highest purchase price terms and conditions offered by Extreme and such transaction with such third party is consummated with one hundred eighty (180) days from the date the last offer from Extreme is rejected by the Tenax Parties.

Right of First Refusal and Buyout Options

3.6

(a)          If the Tenax Parties or their Affiliates receive a bona fide third party offer to purchase all or part, or otherwise acquire any interest in the New IP which the Tenax Parties desire to accept (a “New IP Offer”) and doing so is not otherwise in violation of this Agreement, prior to making such sale, the Tenax Parties shall deliver a written offering notice to the Hard Rock Parties containing details of the New IP Offer and affording the Hard Rock Parties a right of first refusal to match such New IP Offer on or prior to thirty (30) days of the date of receipt of such written notice. The Hard Rock Parties shall deliver a reply notice to the Tenax Parties setting forth whether it desires to match such New IP Offer. Should the Hard Rock Parties match the New IP Offer within thirty (30) days of its receipt of written notice of the Offer, such reply notice shall constitute an agreement binding on the Hard Rock Parties to purchase and the Tenax Parties to sell all or part of the New IP proposed to be purchased in the New IP Offer at the price offered by the proposed purchaser.

(b)          If within the thirty (30) day period, the Hard Rock Parties shall fail to deliver a written reply notice either agreeing to match the New IP Offer as provided in subsection (a) or desiring to participate in the New IP Offer as provided in this subsection (b), then the Hard Rock Parties shall be deemed to have rejected such New IP Offer and shall have no further rights with respect thereto. In such event, the Tenax Parties shall be permitted to consummate the New IP Offer on the same or better conditions to the Tenax Parties; provided, that it is done so within one hundred eighty (180) days of the expiration of the thirty (30) day time period.

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ARTICLE IV

Orbit Patents: Purchase Option: Consulting Services: Royalty Payments: Non-Competition

4.1           Throughout the Term, Jones shall utilize commercially reasonable best efforts to procure the Orbit Patents, including but not limited to paying all attorneys' fees, filing and maintenance fees, and all other costs and expenses reasonably contemplated in procuring the Orbit Patents both in the United States and elsewhere in the world where applications are already pending or reserved to be implemented.

4.2           Commencing on January 1, 2016, Extreme shall have the option at any time that this Agreement is in effect to purchase from Jones all of the Orbit Patent Applications and/or the Orbit Patents in accordance with the terms and conditions set forth herein below. In addition, in the event the Orbit U.S. Patent Application is granted (the “Orbit U.S. Patent”), Jones shall send written notice thereof to Extreme, and for one hundred eighty (180) days after receipt of such written notice, or one hundred eighty (180) days after the time when Jones is able to transfer good and marketable title to the Orbit U.S. Patent and all Orbit Global Patent Applications and Global Orbit Patents, if any, Extreme shall have the option to purchase from Jones all of the foregoing being hereinafter referred to as the “Purchase Option”, all right, title and interest held by Jones in and to the Orbit Patents, as hereinafter defined, free and clear of all liens and encumbrances, for a payment of One Million and no/00 Dollars ($1,000,000.00) (the “Orbit IP Purchase Price”); provided however, that, should Hard Rock have made Term Payments or other payments other than the Orbit Inventory Purchase Price (the “Total Payments”) to the Tenax Parties in excess of the Aggregate Term Payments Amount, then the Orbit IP Purchase Price shall be reduced by the amount that the Total Payments exceed the Orbit IP Purchase Price. Should neither Extreme nor any of its Affiliates elect to exercise the Purchase Option within the time period provided herein, then the Term shall immediately terminate and Hard Rock and/or its Affiliates shall retain the right to continue to market, sell or rent the Orbit Products manufactured during the Term on a non-exclusive basis without the obligation to make any further payments to the Tenax Parties including but not limited to the Term Payments, and Extreme shall no longer retain a purchase option. The license granted to Hard Rock in Article I shall otherwise terminate upon failure to exercise the Purchase Option.

4.3           In the event the purchase of the Orbit Patents is consummated by Extreme (the “Orbit Patents Purchase”), good and marketable title to the Orbit Patent, as well as all Orbit Global Patent Applications or if patents have been granted thereon, the actual patents themselves shall be conveyed by Jones to Extreme, free and clear of all liens and encumbrances. The term “Orbit Patents” shall include the Orbit U.S. Patent, the Orbit Global Patent Applications and if same has been granted, all existing international patents on the Orbit IP. Notwithstanding the foregoing, in the event that Jones cannot convey good and marketable title to the Orbit Patents free and clear of all liens and encumbrances including but not limited to termination of the IRS Tax Lien, then in such event and until Jones is able to procure same and provide good and marketable title free and clear or all liens and encumbrances, the Purchase Option shall not be consummated. During any such time, Hard Rock shall retain the exclusive right to manufacture, market, sell and/or rent the Orbit Products using the Orbit IP and all Term Payments shall terminate. Notwithstanding the foregoing, Extreme may, at its own option and upon ten (10) days prior written notice to the Tenax Parties, pay a portion of the Orbit IP Purchase Price to such bona fide lienholders including but not limited to liquidation of the IRS Tax Lien necessary to procure said good and marketable title as provided in Section 5.3(b).

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4.4           Consulting Services. For a time period of two (2) years from the Effective Date and for and in consideration of entering into this Agreement and without further compensation, Jones hereby agrees to provide consulting services to Extreme as may be requested by Extreme from time to time not to exceed the amount of forty (40) hours per month in connection with enhancing the design of the Orbit Products, the manufacture and marketing thereof, and other matters reasonably requested by Extreme. In connection therewith, Jones shall be reimbursed for all reasonable third party out-of-pocket costs and expenses, if any, that are previously authorized and approved by the Hard Rock Parties, that he incurs in performing such consulting services.

4.5           Royalty Payments. Upon consummation of the Orbit Patents Purchase, Extreme shall commence paying Jones quarterly royalty payments within thirty (30) days after the end of each quarter, of twenty percent (20%) of its collected “Net Revenues,” as hereinafter defined, from the sale or rental of the Orbit Products (the “Royalty Payments”), up to an aggregate ceiling of $10,000,000, less any amounts previously received by Tenax or Jones from the Hard Rock Partners or their Affiliates in the form of the payment of the Orbit IP Purchase Price, Term Payments or otherwise, not including the Orbit Inventory Purchase Price. For purposes hereof, the term “Net Revenues” shall mean the total collected gross revenue less direct and/or indirect labor, material and marketing costs incurred with respect to the manufacture, marketing, sale and/or rental of the Orbit Products. Notwithstanding the foregoing, in the event that after being granted by the United States Patent and Trademark Office, the Orbit U.S. Patent is revoked, terminated or expires, and not as a result of the conduct of Extreme not paying maintenance fees to keep the Orbit Patents viable, then all obligations of Extreme to pay Royalty Payments shall thereafter discontinue.

4.6           Noncompetition Obligation. For a time period of the greater of: (1) five (5) years from the Effective Date, or (ii) three (3) years after the termination of this Agreement, (the “Non-Compete Term”) neither the Tenax Parties or their Affiliates shall directly or indirectly compete with the Hard Rock Parties or their Affiliates with respect to the manufacture, marketing, sale and/or rental of the Orbit Products (the “Business”) anywhere within the Territory, as hereinafter defined. The term “Territory” shall mean the United States, any European country and any other country where as of the Effective Date or any time thereafter, any of the Tenax Parties file a national stage patent application concerning the Orbit IP. Furthermore, during the Non-Compete Term, the Tenax Parties and their Affiliates shall not directly or indirectly solicit any of the customers or potential customers of any of the Hard Rock Parties or their Affiliates or otherwise encourage any of such customers or potential customers to discontinue or not do business with the Hard Rock Parties of its Affiliates with respect to the Business anywhere within the Territory. Notwithstanding the foregoing, the Non-Compete Term as described herein shall immediately terminate and all noncompetition obligations shall immediately cease if the Purchase Option is not exercised by Extreme or one of its Affiliates within the time period provided in Section 4.2 herein.

4.7           Audit Rights. Upon seven (7) days prior written notice, the Tenax Parties shall be permitted to inspect the books of Hard Rock and/or Extreme and their Affiliates for the purpose of verifying the amount of Net Revenues, Royalty Payments, deductions from the Total Payments, and any allegations of inadequate profits made pursuant to Section 3.2 hereof. In connection therewith, the Tenax Parties shall have executed together with the Hard Rock Parties a mutually agreed upon form of Mutual Confidentiality Agreement.

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ARTICLE V

Representations- Covenants

5.1          Representations and Warranties of the Tenax Parties. The Tenax Parties severally represent and warrant, which shall survive the execution hereof, as follows:

(a)          Except as set forth in Schedule C, there are no actions, suits, or proceedings pending or threatened against or affecting the Orbit U.S. Patent Application, or the consummation of the transactions contemplated hereby, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind, and there is no valid basis for any such action, proceeding, or investigation;

(b)          No consent, approval, or authorization of, or declaration, filing, or registration with any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by the Tenax Parties in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby;

(c)          Jones has the full power and authority to execute this Agreement on behalf of himself.

(d)          Tenax is a limited liability company duly organized, validly existing, and in good standing with the laws of the State of Oklahoma. Tenax is duly qualified to transact business and is in good standing as a foreign in each jurisdiction where the nature of its business and properties requires due qualification and good standing. Tenax has all right, power and authority to enter into the transactions contemplated by this Agreement. Tenax has taken all necessary action to consummate the transactions contemplated herein, and this Agreement constitutes the valid and binding obligation of each of the Tenax Parties enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

(e)          This Agreement does not violate or infringe on any patents or any proprietary or personal right of any other person, finn, or corporation; and the Tenax Parties have not infringed on any patent or other right belonging to any other person, firm, or corporation;

(f)          Except as disclosed on Schedule C attached hereto (the “Orbit Tax Liens”), Jones is the sole and exclusive owner of the Orbit U.S. Patent Application and Orbit IP, in their entirety, as they exist on the date hereof, free and clear of all liens, claims, encumbrances, taxes, maintenance fees or other actions; and

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(g)          The Tenax Parties have not brought any infringement actions or other judicial, arbitration, or other adversary proceedings concerning the Orbit IP or the Orbit U.S. Patent Application against any third party, nor do the Tenax Parties have any knowledge of any facts or circumstances which would or might reasonably be expected to constitute an infringement by any third party of any of the Orbit IP or the Orbit U.S. Patent Application.

(h)          The Tenax Parties have not granted any options to purchase, acquire license to any third party or otherwise have any rights in and to the Orbit IP or the Orbit Patent Applications except to the extent specifically provided in that certain Tenax Agreement.

5.2          Representations and Warranties of the Hard Rock Parties. The Hard Rock Parties jointly and severally represent and warrant, which shall survive the execution hereof, as follows:

(a)          No consent, approval, or authorization of, or declaration, filing, or registration with any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by the Hard Rock Parties in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b)          Each Hard Rock Party is a limited liability company duly organized, validly existing, and in good standing with the laws of the State of Utah. Each Hard Rock Party is duly qualified to transact business and is in good standing as a foreign in each jurisdiction where the nature of its business and properties require due qualification and good standing. Each Hard Rock Party has all right, power and authority to enter into the transactions contemplated by this Agreement. The Hard Rock Parties have taken all necessary action to consummate the transactions contemplated herein, and this Agreement constitutes the valid and binding obligation of each of the Hard Rock Parties enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

(c)          The Hard Rock Parties have had an opportunity to review the Orbit IP with counsel of their choosing and to their knowledge have received all of the due diligence materials they have requested that is needed for them to enter into this Agreement. The Hard Rock Parties acknowledge Jones' IRS Tax Lien issues and the potential attachment of an IRS lien to the Orbit IP. Nothing contained in the foregoing statements shall negate any of the representations, warranties, covenants or obligations of the Tenax Parties in their entirety as contained herein.

5.3          Covenants of the Parties.

(a)          Notwithstanding anything to the contrary herein, the Hard Rock Parties shall have the unilateral right at any time to prepay any amounts that are or may in the future be due and owing under this Agreement.

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(b)          Jones shall resolve all existing or hereinafter created liens and encumbrances on the Orbit IP including but not limited to the Internal Revenue Service's (IRS) liens on the Orbit IP (the “Orbit Tax Liens”) on or before December 31, 2015 and provide prompt written notice to the Hard Rock Parties, together with satisfactory corroborating information from the IRS that all Orbit Tax Liens have been discharged once same is accomplished. In the event all Orbit Tax Liens have not been fully discharged by the IRS on or before December 31, 2015, then in such event, the Hard Rock Parties or one of their Affiliates shall have the right to cause the discharge of such Orbit Tax Liens and to utilize and offset any existing or future payments due and owing by either Hard Rock Party to Tenax or Jones to accomplish same.

(c)          Other than the existing IRS Tax Liens and the security interest granted to the Hard Rock Parties pursuant to Section 5.3(e) herein, Jones shall not allow any additional liens or encumbrances to exist or to be created on the Orbit IP, the Orbit Patent Applications or the Orbit Patents.

(d)          Furthermore, except as specifically provided herein, Jones shall not sell, grant an option, or otherwise transfer any right, title or interest in and to the Orbit Patent Applications, the Orbit Patents and/or the Orbit IP unless and until the Orbit U.S. Patent has been granted and Extreme or its Affiliates have not exercised the Purchase Option within the time period set forth in Section 4.2 herein.

(e)          By his execution hereof, Jones hereby grants a security interest in and to the Orbit U.S. Patent Application, the Orbit Global Patent Applications, the Orbit 1P and any future Orbit Patents and all of the proceeds thereof in order to permit the Hard Rock Parties to collateralize all of the obligations of the Tenax Parties as contained herein and in the Bill of Sale. In connection therewith, the Tenax Parties shall execute such UCC-1 financing statements and security assignment documents in order for the Hard Rock Parties to secure their position with the Secretary of State of Oklahoma, the United States Patent and Trademark Office and such other jurisdictions as the Hard Rock Parties may reasonably request

(f)          Jones shall guarantee all of the obligations of Tenax as contained in all agreements entered into with any of the Hard Rock Parties or their Affiliates including but not limited to this Agreement.

(g)          From the execution hereof and for so long as this Agreement remains in effect, the Tenax Parties hereby agree on behalf of themselves and their intellectual property counsel to fully cooperate with Extreme with respect to providing copies of all communications and documents from and to the United States Patent and Trademark Office and any other applicable countries' patent office and providing comments and information about the status of granting the Orbit Patents; provided, however, that Extreme shall be bound by the obligations contained in the Mutual Confidentiality Agreement.

(h)          Confidentiality. Each Party hereby agrees, with respect to the Orbit IP:

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(i)          to protect and keep such Orbit IP free from disclosure, except as required in U.S. and foreign patent applications, with the same degree of precautions and safeguards it uses to protect and keep its other trade secrets and proprietary information, but in any case with no less than reasonable care, except to the extent reasonably necessary for Hard Rock to manufacture, market, sell and/or rent the Orbit Products;

(ii)         not to disclose or reveal such Orbit IP to any person other than U.S. and foreign patent offices, employees, representatives or advisors employed by it who have a need to know such Orbit IP and a contractual duty to maintain information that they receive in the course and scope of their employment in confidence;

(iii)        to make the conditions of this Agreement known to any person to whom it discloses such Orbit IP and obtain from such person a commitment to be bound hereby, except any U.S. or foreign patent office; and

(iv)        in the event any of the Parties believes that the Orbit JP has been disclosed in any way not permitted by this Agreement (“Unauthorized Disclosure”), or a Party has reason to believe an Unauthorized Disclosure has occurred or may occur in the future, such Party agrees to immediately deliver to all other Parties notice of such Unauthorized Disclosure and shall cooperate fully with all Parties to minimize the damages resulting from such Unauthorized Disclosure.

(i)          Mutual Nondisclosure. It is contemplated that the Parties in performing their duties, obligations and covenants as contained herein will have access to and be on the physical premises of the other Parties from time to time. In connection therewith, it is likely that the Parties will be exposed to and learn various trade secrets, know-how and other confidential information (“Confidential Information”) of the other Parties that but for this Agreement they would not have access to. For and in consideration of this Agreement, the Parties hereto do hereby agree not to disclose, use, duplicate, copy or otherwise transfer any right, title or interest in and to any of the Confidential Information of any other Party without the prior written consent of such Party, except as reasonably contemplated by this Agreement or except where prior written authorization of the affected Party has been given. Each Party agrees that it shall afford any other Parties' Confidential Information the same type of protection that it would afford to its own Confidential Information and shall ensure that all of its employees, independent contractors and professional representatives adhere to the foregoing.

(j)          Action Under The Tenax Agreement. Notwithstanding anything contained herein, Tenax shall not take any action or exercise any of its rights arising out of or under the Tenax Agreement without the prior written consent of the Hard Rock Parties. Tenax further agrees to immediately take any action and exercise any rights available to it under the Tenax Agreement if so directed by the Hard Rock Parties.

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ARTICLE VI

Termination

6.1        Events of Termination. This Agreement may be terminated at the option of the non-breaching Patty automatically upon the occurrence of a “Material Breach.” It shall be a Material Breach if any Party fails to cure a default under this Agreement within fifteen (15) days following receipt of a written notice of such default. For purposes of this Agreement, it shall be a default if:

(a)          any Party conducts any portion of its business or uses any of the Orbit IP in a manner that is reasonably believed to threaten the validity or integrity of any of the Orbit IP, Orbit Products, granting of the Orbit Patents or threatens the goodwill associated therewith;

(b)          any Party becomes insolvent by reason of an inability to pay debts as they mature or makes an assignment for the benefit or creditors or any admission of inability to pay obligations as they become due; or

(c)          any Party fails or refuses to comply with any other provision of this Agreement, or otherwise breaches this Agreement.

6.2         Notwithstanding the termination of this Agreement, nothing shall preclude the Hard Rock Parties from completing the manufacture, marketing, sale and/or rental of any Orbit Products that are already in process as of the date of termination and/or fulfilling any outstanding purchase orders or other contractual obligations.

6.3         Survival. Notwithstanding termination of this Agreement by any Party, the provisions contained in Sections 3.5, 3.6, 4.3, 4.5, 4.6, 5.3(1), 5.3(h), 5.3(i), 6.2, and Article VII and VIII shall survive any such termination.

ARTICLE VII

Indemnification

7.1         Products Liability.

(a)          The Tenax Parties shall be indemnified and held harmless by the Hard Rock Parties in the event that the Products that are manufactured, marketed, sold or rented by the Hard Rock Parties are defective, unless such defect is due in any material manner to the design of the Product, and such Product is unmodified in any material manner by the Hard Rock Parties.

(b)          The Hard Rock Parties shall be indemnified and held harmless by the Tenax Parties in the event that the Products that are manufactured, marketed, sold or rented by the Hard Rock Parties are defective in any material manner as a result of the design of the Product and the Product has not been modified in any material manner by the Hard Rock Parties.

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7.2         Suits and Technology Maintenance. Prior to the exercise of the Orbit IP Patent Option, in the event any Party becomes aware of an infringement by any third party of any of the Products, the Orbit IP or the Orbit Patents, then such Party shall furnish written notice to the other Parties. For a period of thirty (30) days after such notice, the Tenax Parties shall have the obligation, to enforce the validity of the particular portion of the Orbit IP for which an infringement has occurred or allegedly occurred, in which event the Tenax Parties shall send written notice to the Hard Rock Parties. In such event, the Tenax Parties shall bear all of the costs of prosecution of such suit, but receive all the benefits thereto. If during such thirty (30) day period, the Tenax Parties do not send written notice to the Hard Rock Parties that it desires to enforce the validity of the Orbit IP against the alleged infringer, then the Hard Rock Parties shall have the right, but not the obligation, to enforce its validity by bearing all the expenses but receiving all the benefits, if any, resulting from such suit.

7.3         Indemnification.

(a)          In addition to Section 7.1(a), the Tenax Parties shall indemnify, save, and hold harmless Hard Rock Parties from and against any and all Claims, incurred in connection with or arising out of or resulting from or incident to any breach of any covenant or warranty, or the inaccuracy of any representation, made by the Tenax Parties in or pursuant to this Agreement.

(b)          In addition to Section 7.1(b), the Hard Rock Parties shall indemnify, save, and hold harmless the Tenax Parties from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively referred to herein as “Claims”), incurred in connection with any breach of any covenant or warranty, or the inaccuracy of any representation, made by the Hard Rock Parties in or pursuant to this Agreement.

(c)          If any lawsuit or enforcement action is filed against any Party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) days after the service of the citation or summons); provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying Party acknowledges in writing to such indemnified Party that such indemnifying Party shall be liable under its indemnity in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying Party's cost, risk and expense, and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

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7.4         Patent Suits.

(a)          The Tenax Parties shall protect and maintain the Orbit Patent Applications and the Orbit Patents and the Orbit IP and shall defend, at their expense, any claims of infringement or unfair competition brought against the Hard Rock Parties in connection with the Hard Rock Parties' proper use hereunder of the Orbit IP. The Hard Rock Parties shall notify the Tenax Parties of the existence of any such claims promptly after being advised hereof. The defense, settlement and handling of such claims for infringement or unfair competition shall be as determined by the Tenax Partes in its sole reasonable discretion. All litigation, suits, actions or proceedings challenging the validity of the Orbit Patents and the Orbit 1P, or claims of infringement of other patents brought by any third party against the Tenax Parties or the Hard Rock Parties, are hereinafter sometimes referred to collectively as “Infringement Suits” and singularly as an “Infringement Suit”. In the event that the Tenax Parties fail to undertake the defense of or fails to indemnify the Hard Rock Parties from an Infringement Suit as provided for in this subsection (a), the Tenax Parties shall have the option, but not the obligation, to defend itself in any such Infringement Suit. Regardless of whether the Hard Rock Parties defend themselves in connection with an Infringement Suit, the failure of the Tenax Parties to defend the Hard Rock Parties or to provide indemnification shalt permit the Hard Rock Parties to hold the Tenax Parties liable for all damages that it incurs, so long as the alleged infringement is not due to a material modification or an improper use of the Orbit IP by a Hard Rock Party.

(b)          The Hard Rock Parties shall undertake the defense of and shall indemnify, defend and hold harmless the Tenax Parties from and against any claims, suits or causes of action brought or threatened against the Tenax Parties by any third party pertaining to the Products that do not constitute Infringement Suits (“Non-Infringement Suit”). The Hard Rock Parties shall pay (i) all costs and expenses (including attorneys' fees and expenses) paid or incurred by the Tenax Parties in connection with any claim or any actual or threatened suit, action or proceeding, including all costs and expenses of investigating or defending against such claim, suit, action, or proceeding, (ii) all damages and costs finally awarded against the infringing party as the result of any suit, action or proceeding, and (iii) the amount of any settlement of any claim, suit, action or proceeding. In the event Slazenger fails to defend any such Non-Infringement Suit, the Tenax Parites shall have the option, but not the obligation, to defend such Non-Infringement Suit against the Hard Rock Parties. In such event, the Tenax Patties shall be entitled to be reimbursed by the Hard Rock Parties to the extent of the Tenax Parties' out-of-pocket expenses. In the event that the Hard Rock Parties fail to undertake the defense or fails indemnify the Tenax Parties from any such Non-Infringement Suit as provided for in this subsection (b), the Tenax Parties shall have the option, but not the obligation, to defend itself in any such suit. Regardless of whether the Tenax Parties defend themselves in connection with such suit, the failure of the Hard Rock Parties to defend the Tenax Parties or to provide indemnification shall permit the Tenax Parties to hold the Hard Rock Parties liable for all damages that it incurs.

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ARTICLE VIII

Miscellaneous

8.1           Independent Contractor. Nothing herein shall be construed or deemed to create a joint venture, contract of employment or partnership. The relationship between the Parties is that of independent contractors. Under no circumstances will either Party act or attempt to act, or represent itself, as an agent of the other Party without prior written authorization, or enter into any contract on behalf of the other Party.

8.2           Notices. Any notice, request, consent or communication (collectively a “Notice”) under this Agreement shall be effective only if it is in writing and (a) personally delivered or, (b) sent by certified or registered mail, return receipt requested, postage prepaid or, (c) sent by nationally recognized overnight delivery service, with delivery confirmed, or (d) telefaxed or telecopied, with receipt confirmed, addressed as follows:

If to Tenax:	Tenax Energy Solutions LLC
Attn: Kevin Jones, President
10303 N. 2210 Road
Clinton, OK 73601-7707
Fax: ________________

If to Jones:	Kevin Jones
10303 N. 2210 Road
Clinton, OK 73601-7707
Fax: ________________

If to Hard Rock:	If to Extreme: Hard Rock Solutions, LLC
Attn: Troy Meier, President and Chief Executive Officer
1583 S. 1700 E.
Vernal, UT 84078
Fax: (435) 789-0595

If to Extreme:	Extreme Technologies, LLC
Attn: Troy Meier, President and Chief Executive Officer
1583 S. 1700 E.
Vernal, UT 84078
Fax: (435) 789-0595

or to such other address or addresses as shall be furnished in writing by any Party to the other Party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) three days after when delivered during business hours to said overnight delivery service, properly addressed and prior to such delivery service's cut off time for next day delivery, or (iii) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending Party has actual knowledge that a Notice was not received by the intended recipient.

14

8.3           Headings. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4           Entire Agreement. This Agreement contains the complete expression of the agreement between the Parties with respect to the matters addressed herein and there are no promises, representations, or inducements except in writing signed by both Parties hereto. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties hereto.

8.5           Amendments and Waiver. This Agreement may be amended, modified, or superseded only by written instrument executed by all Parties hereto. Any waiver by either Party to be enforceable must be in writing and no waiver by either Party shall constitute a continuing waiver.

8.6           No Waiver. Failure by either Party hereto to enforce at any time or for any period of time any provision or right hereunder shall not constitute a waiver of such provision or of the right of such Patty thereafter to enforce each and every such provision.

8.7           Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. All disputes concerning this Agreement shall be tried in the federal or state courts located in Houston, Harris County, Texas.

8.8           Multiple Counterparts. This Agreement may be executed in any number of counterparts (including by electronic delivery of signed signature pages) and by different Parties in separate counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original and all of which counterparts, taken together, will constitute but one and the same agreement.

8.9           Severability. If any provision of this Agreement shall for any reason be held to violate applicable law, and so much of said Agreement is held unenforceable, then the invalidity of such specific provision herein shall not be held to invalidate any other provision herein, which shall remain in full force and effect.

8.10         Force Majeure. Either Party will be excused for delays in performance under this Agreement if their inability to perform punctually is caused by Force Majeure. “Force Majeure” as used herein shall mean, cover and include the following: acts of God, strikes, lockouts, industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, wash-outs, tornadoes, hurricanes, windstorms, arrest and restraint of rulers and people, civil disturbances, boycotts, explosions, breakage or accident to machinery or equipment, and any other causes similar to those above, which are not within the reasonable control of the Patty claiming force majeure, and which by the exercise of due diligence such Party is unable to overcome, it being understood and agreed by and between the Parties hereto, that upon any event of force majeure that lasts for a consecutive period of three (3) months, either Party hereto shall be entitled to unilaterally terminate this Agreement with immediate effect, by written notice to the other Party.

15

8.11         Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any Party to this Agreement.

8.12         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns, but this provision shall in no way alter the restrictions set forth herein relating to assignment by the Parties.

8.13         Assignment. This Agreement may not be assigned by any Party hereto without the prior written consent of all other Parties hereto, except that the Hard Rock Parties may assign this Agreement or any right or interest it has under this Agreement to an Affiliate or in connection with the sale of all or substantially all the equity or assets of either of the Hard Rock Parties, without the prior written consent of the Tenax Parties.

8.14         Drafting. Both Parties hereto acknowledge that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against either Party hereto because one is deemed to be the author thereof.

8.15         Injunctive Relief. In recognition of the fact that a breach of any of the provisions of Sections 3.5, 3.6, 4.2, 4.6, 5.3(c), 5.3(d), 5.3(e), 5.3(h) and 5.3(i) as well as the provisions of this Agreement will or is likely to cause irreparable damage for which monetary damages alone will not constitute an adequate remedy, the Parties shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by breaching Party or requiring it to perform its obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the nonbreaching Party may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach by the breaching Party of any of the provisions of this Agreement.

8.16         Prevailing Party. The prevailing Party in any litigation concerning a breach of this Agreement shall be entitled to reimbursement of its reasonable costs, including legal and accounting fees, incurred in connection with any such matter.

8.17         Counsel. EACH PARTY ACKNOWLEDGES THAT IT IS EXECUTING A LEGAL DOCUMENT THAT CONTAINS CERTAIN DUTIES, OBLIGATIONS AND RESTRICTIONS AS SPECIFIED HEREIN. EACH PARTY FURTHERMORE ACKNOWLEDGES THAT IT HAS BEEN ADVISED OF ITS RIGHT TO RETAIN LEGAL COUNSEL, AND THAT IT HAS EITHER BEEN REPRESENTED BY LEGAL COUNSEL PRIOR TO ITS EXECUTION HEREOF OR HAS KNOWINGLY ELECTED NOT TO BE SO REPRESENTED.

Signature Page Follows:

16

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date as first above written.

Extreme Technologies, LLC

By:
Troy Meier, President and
Chief Executive Officer

Hard Rock Solutions, LLC

By:
Troy Meier, President and
Chief Executive Officer

Tanax Energy Solutions LLC

By:
Kevin Jones, President

KEVIN JONES, individually

Signature Page to Exclusive Manufacturing Marketing Sales

and Consulting Agreement

SCHEDULE A

Orbit U.S. Patent Application

U.S. Provisional Patent Application Serial No. 61/879,131 filed by Kevin Jones, Inventor, on a certain subsurface drilling tool on September, 2013, and non-provisional applications filed on 5/29/14, U.S. Serial No. 14/290,597 and on 8/22/2014, U.S. Serial no. 14/465,907

Schedule A

SCHEDULE B

Orbit Global Patent Applications

Schedule B

Agent Ref. No. P11107WO01

TITLE:	SUBSURFACE DRILLING TOOL

CROSS-REFERENCE TO RELATED APPLICATION

This PCT is based on U.S. Serial No. 14/465,907 filed August 22, 2014, which is a Continuation Application of U. S. Serial No. 14/290,597 filed May 29, 2014, which application claims the benefit of U.S. Provisional Patent Application Serial No. 61/879,131 filed September 13, 2013, all of which are incorporated herein by reference in their entirety.

FIELD OF THE INVENTION

The present invention relates in general to subsurface drilling tools and cutting elements for drill bits or other tools incorporating the same. More specifically, embodiments disclosed herein relate generally to rotatable cutting elements for rotary drill bits for deep well drilling.

BACKGROUND OF THE INVENTION

Drill bits used to drill wellbores through earth formations generally are made within one of two broad categories of bit structures. Depending on the application/formation to be drilled, the appropriate type of drill bit may be selected based on the cutting action type for the bit and its appropriateness for use in the particular formation. Drill bits in the category generally known as “roller cone” bits, include a bit body having one or more roller cones rotatably mounted to the bit body. The bit body is typically formed from steel or another high strength material. The roller cones are also typically formed from steel or other high strength material and include a plurality of cutting elements disposed at selected positions about the cones. The cutting elements may be formed from the same base material as is the cone. These bits are typically referred to as “milled tooth” bits. Other roller cone bits include “insert” cutting elements that are press (interference) fit into holes formed and/or machined into the roller cones. The inserts may be formed from, for example, tungsten carbide, natural or synthetic diamond, boron nitride, or any one or combination of hard or superhard materials.

Schedule B - 1

Agent Ref. No. P11107WO01

Drill bits of the category typically referred to as “fixed cutter” or “drag” bits, include bits that have cutting elements attached to the bit body. Drag bits may generally be defined as bits that have no moving parts. However, there are different types and methods of forming drag bits that are known in the art. For example, drag bits having abrasive material, such as diamond, impregnated into the surface of the material which forms the bit body are commonly referred to as “impreg” bits. Drag bits having cuffing elements made of an ultra-hard cutting surface layer or “table” (typically made of polycrystalline diamond material or polycrystalline boron nitride material) deposited onto or otherwise bonded to a substrate are known in the art as polycrystalline diamond compact (“PDC”) bits. PDC bits drill soft formations easily, but they are frequently used to drill moderately hard or abrasive formations. They cut rock formations with a shearing action using small cutters that do not penetrate deeply into the formation. Because the penetration depth is shallow, high rates of penetration are achieved through relatively high bit rotational velocities. PDC cutters have been used in industrial applications including rock drilling and metal machining for many years. In PDC bits, PDC cutters are received within cutter pockets, which are formed within blades extending from a bit body, and are typically bonded to the blades by brazing to the inner surfaces of the cutter pockets. The PDC cutters are positioned along the leading edges of the bit body blades so that as the bit body is rotated, the PDC cutters engage and drill the earth formation. In use, high forces may be exerted on the PDC cutters, particularly in the forward-to-rear direction. Additionally, the bit and the PDC cutters may be subjected to substantial abrasive forces. In some instances, impact, vibration and erosive forces have caused drill bit failure due to loss of one or more cutters, or due to breakage of the blades.

In a typical PDC cutter, a compact of polycrystalline diamond (“PCD”) (or other superhard material, such as polycrystalline cubic boron nitride) is bonded to a substrate material, which is typically a sintered metal-carbide to form a cutting structure. PCD comprises a polycrystalline mass of diamond grains or crystals that are bonded together to form an integral, tough, high-strength mass or lattice. The resulting PCD structure produces enhanced properties of wear resistance and hardness, making PCD materials extremely useful in aggressive wear and cutting applications where high levels of wear resistance and hardness are desired.

Schedule B - 2

Agent Ref. No. P11107WO01

A significant factor in determining the longevity of PDC cutters is the exposure of the cutter to heat. Conventional polycrystalline diamond is stable at temperatures of up to 700-750° Celsius in air, above which observed increases in temperature may result in permanent damage to and structural failure of polycrystalline diamond. This deterioration in polycrystalline diamond is due to the significant difference in the coefficient of thermal expansion of the binder material, cobalt, as compared to diamond. Upon hearing of polycrystalline diamond, the cobalt and the diamond lattice will expand at different rates, which may cause cracks to form in the diamond lattice structure and result in deterioration of the polycrystalline diamond. Damage may also be due to graphite formation at diamond-diamond necks leading to loss of microstructural integrity and strength loss, at extremely high temperatures.

Exposure to heat (through brazing or through frictional heat generated from the contact of the cutter with the formation) can cause thermal damage to the diamond table and eventually result in the formation of cracks (due to differences in thermal expansion coefficients) which can lead to smiling of the polycrystalline diamond layer, delamination between the polycrystalline diamond and substrate, and conversion of the diamond back into graphite causing rapid abrasive wear. As a cutting element contacts the formation, a wear flat develops and frictional heat is induced. As the cutting element is continued to be used, the wear flat will increase in size and further induce frictional heat. The heat may build-up that may cause failure of the cutting element due to thermal miss-match between diamond and catalyst discussed above. This is particularly true for cutters that are immovably attached to the drill bit, as conventional in the art.

Accordingly, there exists a continuing need to develop ways to extend the life of a cutting element and improve the drilling process.

BRIEF SUMMARY OF THE INVENTION

Therefore, it is a principal object, feature, and/or advantage of the present invention. to overcome the aforementioned deficiencies in the art and provide a new and improved subsurface drilling tool that will efficiently drill hard rock formations.

Another object, feature, and/or advantage of the present invention is to provide a subsurface drilling bit with new and improved alternating rotating cones having hard inserts embedded therein and protruding therefrom to crush hard rock formation.

A further object, feature, and/or advantage of the present invention is to provide a subsurface drilling bit that eliminates or minimizes sticky clay or shale drill cuttings from preferentially adhering to and “balling-up” a drill bit cutting face while drilling in a bore hole.

Schedule B - 3

Agent Ref. No. P11107WO01

Another object, feature, and/or advantage of the present invention is to provide a subsurface drilling bit that has replaceable hard inserts embedded therein for easy access and increased efficiency.

These and/or other objects, features, and/or advantages of the present invention will be apparent to those skilled in the art. The present invention is not to be limited to or by these objects, features, and advantages. No single aspect need provide each and every object, feature, or advantage.

According to one aspect of the present invention, a subsurface drilling tool, particularly a drill bit, is provided. The drill bit includes a bit body or shank, wherein the shank comprises a pin end and an opposite cutting end. The pin end is open and comprises a fluid course extending longitudinally from the open pin end, through the shank, and through the cutting end for drilling fluid to transfer through the shank. The pin end includes a pin, screw, threads, or other means standard in the industry for attaching a drill bit to a drill stem. The cutting end comprises a plurality of ear portions configured to form the shape of a socket, wherein a ball shaped cutting tool fits inside the socket and is rotatably attached to the plurality of ear portions via an axle. The ball shaped cutting tool comprises a plurality of cones, preferably two, shaped like half-domes and placed adjacent to one another to form the ball shape. The plurality of cones further comprise weights configured to cause the plurality of cones to rotate in opposite directions around the axle while the drill bit is drilling or cutting through the ground, rock, or other material. The drilling or cutting is caused by a plurality of blade inserts, preferably metal-carbide, that fit inside and protrude therefrom a plurality of holes covering the exterior of the ball shaped cutting tool, wherein each blade insert comprises a cutting face and a trailing face. The plurality of cones and, consequently, the ball shaped cutting tool may be locked in place via a locking pin through the axle. The drill bit of the present invention further includes a series of milling courses extending longitudinally along the outside length of the shank for milling and particles of formation to flow to the surface through the bore hole. According to another aspect of the present invention, a method of subsurface drilling using a drill bit includes providing a drill and a drill bit. The drill bit includes a bit body or shank, wherein the shank comprises a pin end and an opposite cutting end. The pin end is open and comprises a fluid course extending longitudinally from the open pin end, through the shank, and through the cutting end for drilling fluid to transfer through the shank. The pin end includes a pin, screw, threads, or other means standard in the industry for attaching a drill bit to a drill. The cutting end comprises a plurality of ear portions configured to form the shape of a socket, wherein a ball shaped cutting tool fits inside the socket and is rotatably attached to the plurality of ear portions via an axle. The ball shaped cutting tool comprises a plurality of cones, preferably two, shaped like half-domes and placed adjacent to one another to form the ball shape. The plurality of cones further comprise weights configured to cause the plurality of cones to rotate in opposite directions around the axle while the drill bit is drilling or cutting through the ground, rock, or other material. The drilling or cutting is caused by a plurality of blade inserts, preferably metal- carbide, that fit inside and protrude therefrom a plurality of holes covering the exterior of the ball shaped cutting tool, wherein each blade insert comprises a cutting face and a trailing face. The plurality of cones and, consequently, the ball shaped cutting tool may be locked in place via a locking pin through the axle. The drill bit of the present invention further includes a series of milling courses extending longitudinally along the outside length of the shank for milling and particles of formation to flow to the surface through the bore hole. The method subsequently involves attaching the drill bit to the drill, inserting the drill bit into the ground, and starting to drill.

Schedule B - 4

Agent Ref. No. P11107WO01

Different aspects may meet different objects of the invention. Other objectives and advantages of this invention will be more apparent in the following detailed description taken in conjunction with the figures. The present invention is not to be limited by or to these objects or aspects.

DESCRIPTION OF FIGURES

Figures 1-3 represent examples of subsurface drilling tools of the present invention, and a method of subsurface drilling utilizing the present invention.

FIG. 1 is a side elevation of the subsurface drilling tool of the present invention.

FIG. 2 is a schematic view of the subsurface drilling tool of FIG. 1.

FIG. 3 is a bottom view of the subsurface drilling tool of FIG. 1.

Schedule B - 5

Agent Ref. No. P11107WO01

DETAILED DESCRIPTION OF THE INVENTION

FIG. 1 illustrates a side elevation view of the subsurface drilling tool, particularly a drill bit, of the present invention. A rolling cutter, such as the one herein described, is a cutting element having at least one surface that may rotate within a cutter pocket as the cutting element contacts the drilling formation. As the cutting element contacts the formation, shearing may allow a portion of the cutting element to rotate around a cutting element axis extending through a central plane of the cutting element. The drill bit of the present invention includes a bit body or shank (1 0), wherein the shank (10) comprises a pin end (12) and an opposite cutting end (14). The shank (10) may be formed of material including, for example, metal, carbides, such as tungsten carbide, tantalum carbide, or titanium carbide, nitrides, ceramics and diamond, such as polycrystalline diamond, or a combination thereof. Also illustrated in FIG. 1, the pin end (12) has the usual threaded portion by which it may be connected to a typical drill stem (not shown), although other means standard in the industry such as pins, screws, or other means for attaching a drill bit to a drill stem may be utilized. The construction of the shank (10) may be of a conventional type well known and heretofore extensively used in rolling cutters in a conventional cross roller cutter bit.

The cutting end (14) comprises a plurality of ear portions (16), preferably two, located opposite one another on both sides of the shank (10). Moreover, the ear portions (16) extend beyond the shank (10) to assist in forming the cutting end (14) of the shank (10). For instance, the ear portions (16) are configured to form the shape of a socket (18), wherein a ball shaped cutting tool (20) fits inside the socket (18) and is rotatably attached to the plurality of ear portions (16) via an axle (24). Comprising the ball shaped cutting tool (20) is a plurality of cones (22), preferably two, shaped like half-domes and located adjacent to one another to form the ball shape as illustrated in FIG. 1. The ball shaped cutting tool (20) is thus snugly engaged and held in place by the socket (I8). The drill bit of the present invention further includes a locking pin (38) to lock the axle (24) in place, thus, effectively locking the plurality of cones (22) into a set.position.

As further illustrated in FIGS. I and 2, when the drill bit is rotated by the drill stem (not shown) in a bore hole, the plurality of cones (22) rotate on the axle (24) and, as a very great pressure is applied by the weight of the drill stem, the plurality of cones (22) will crush the hard formation on which the drill bit is rotated. The pin end (12) of the present invention is open and comprises a fluid course (40) extending longitudinally from the open pin end (12), through the shank (10), and through the cutting end (14) for drilling fluid to transfer through the shank (10). The milling or particles of formation crushed by the plurality of cones (22) will be removed by the drilling fluid which is pumped in the usual manner through the open pin end (12), down through the fluid course (40) and continuing through and around the cutting end (14). The milling or particles of formation will subsequently return to the surface of the earth through the series of milling courses (36) and walls of the bore hole. Thus, this process eliminates or significantly reduces “bit- balling” at this critical area of the drill bit's cutting end (14).

Schedule B - 6

Agent Ref. No. P11107WO01

The arrangement of the plurality of cones (22) is such that the cones will crush substantially the entire area of the bottom of the bore hole. Moreover, the plurality of cones (22) is of such composition and so manufactured as to have an extremely high compressive strength, and to be extremely resistant to transverse rupture and to abrasion. For example the plurality of cones (22) may be made of a composition of tungsten, cobalt, iron and carbon processed to produce the desired properties just referred to. The plurality of cones (22) forming the ball shaped cutting tool (20) will take the extreme loads required in drilling hard rock. No bending moment is imposed upon the hard metal of which the plurality of cones (22) is made. The plurality of cones (22) will take loads imposed upon them from any direction under operating conditions. The plurality of cones (22) forming the ball shaped cutting tool (20) eliminates sharp corners in the shank (10) from which cracks might start, thus, effectively increasing the life of the drill bit. Also, it has been found that the use of the plurality of cones (22) in forming the ball shaped cutting tool (20) not only simplifies and reduces the cost of manufacture, but also facilitates final assembly and repair of the drill bit of the present invention.

Illustrated in FIG. 3, the plurality of cones (22) further comprise weights (26) configured to cause the plurality of cones (22) to rotate in opposite directions around the axle (24) while the drill bit is drilling or cutting through the ground, rock, or other material. The drilling or cutting is accomplished by a plurality of blade inserts (30) that fit inside a plurality of holes (28) covering the exterior of the ball shaped cutting tool (20). One blade insert of the plurality of blade inserts (30) is snugly fitted into one hole of the plurality of holes (28) and attached by means known in the industry, such as via brazing, interference fitting, welding, or threaded screws, so that the blade insert (30) does not rotate within the hole (28). Alternatively, in other embodiments, blade inserts (30) may rotate within their respective holes (28). The plurality of blade inserts (30) may have a cutting face (32) and a trailing face (34), wherein the cutting face (32) faces in the direction of blade rotation.

Schedule B - 7

Agent Ref. No. P11107WO01

The plurality of blade inserts (30) according to embodiments of the present disclosure may be formed of material including, for example, metal, carbides, such as tungsten carbide, tantalum carbide, or titanium carbide, nitrides, ceramics and diamond, such as polycrystalline diamond, or a combination of substrates thereof. For instance, a carbide substrate utilized in the present invention may include metal carbide grains, such as tungsten carbide, supported by a matrix of a metal binder. Various binding metals may be present in the substrate, such as cobalt, nickel, iron, alloys thereof, or mixtures, thereof In a particular embodiment, the substrate may be formed of a sintered tungsten carbide composite structure of tungsten carbide and cobalt. However, it is known that various metal carbide compositions and binders may be used in addition to tungsten carbide and cobalt. Thus, references to the use of tungsten carbide and cobalt are for illustrative purposes only, and no limitation on the type of carbide or binder use is intended. Further, diamond composites, such as diamond/silicon or diamond/carbide composites, may be used to form the plurality of blade inserts (30).

According to a further aspect of the present invention a method of subsurface drilling using a drilling tool, particularly a drill bit, is provided. Illustrated in FIGS. 1-3, the method includes providing a drill and the aforementioned drill bit. For instance, the drill bit includes a bit body or shank (10), wherein the shank (10) comprises a pin end (12) and an opposite cutting end (14). The pin end (12) is open and comprises a fluid course (40) extending longitudinally from the open pin end (12), through the shank (10), and through the cutting end (14) for drilling fluid to transfer through the shank (10). The pin end (12) includes means standard in the industry for attaching the drill bit to a drill stem. The cutting end (14) comprises a plurality of ear portions (16) configured to form the shape of a socket (18), wherein a ball shaped cutting tool (20) fits inside the socket (18) and is rotatably attached to the plurality of ear portions (16) via an axle (24). The ball shaped cutting tool (20) comprises a plurality of cones (22), preferably two, shaped like half- domes and placed adjacent to one another to form the ball shape. The plurality of cones (22) further comprise weights (26) configured to cause the plurality of cones (22) to rotate in opposite directions around the axle (24) while the drill bit is drilling or cutting through the ground, rock, or other material. The drilling or cutting is caused by a plurality of blade inserts (30), preferably metal-carbide, that fit inside and protrude therefrom a plurality of holes (28) covering the exterior of the ball shaped cutting tool (20), wherein each blade insert (30) comprises a cutting face (32) and a trailing face (34). The plurality of cones (22) and, consequently, the ball shaped cutting tool (20) may be locked in place via a locking pin (38) through the axle (24). The drill bit further includes a series of milling courses (36) extending longitudinally along the outside length of the shank (10) for milling and particles of formation to flow to the surface through the bore hole. The method subsequently involves attaching the drill bit to the drill, inserting the drill bit into the ground, and starting to drill.

Schedule B - 8

Agent Ref. No. P11107WO01

The subsurface drilling tool of the present invention and method of drilling using the subsurface drilling tool are universally applicable to drilling apparatuses of all shapes and sizes, makes, models, and manufacturers. Furthermore, while intended for large subsurface drilling operations, the drilling tool of the present invention may be used for drilling in all manner of uses, large and small. Although the invention has been described and illustrated with respect to preferred aspects thereof, it is not to be so limited since changes and modifications may be made therein which are within the full intended scope of the invention.

Schedule B - 9

Agent Ref. No. P11107WO01

What is claimed is:

1.          A drill bit for use in a drilling operation comprising: a body comprising an axle; a wheel comprising a plurality of sections configured to rotate independently about the axle while drilling; and wherein the diameter of the wheel is greatest at its center.

2.          The drill bit of claim 1 further comprising a plurality of holes covering the exterior of the wheel.

3.          The drill bit of claim 2 further comprising a plurality of blade inserts that fit inside the plurality of holes, wherein each blade insert comprises a cutting face and a trailing face.

4.          The drill bit of claim 1 wherein the plurality of sections are configured such that they tear at an object upon rotation of the sections in opposite directions while engaged with the object.

5.          The drill bit of claim 4 wherein the wheel is configured to impact into the object.

6.          The drill bit of claim 4 wherein the wheel is configured to mill the object by scraping the plurality of sections against the object.

7.          The drill bit of claim 4 wherein the object is a frac plug.

8.          The drill bit of claim 4 wherein the object is a sliding sleeve.

9.          The drill bit of claim I wherein the body further comprises a plurality of cutters affixed to an outer cirmunference of the body.

10.        The drill bit of claim 9 wherein the plurality of cutters reduce friction between the body and a hole created by the bit.

Schedule B - 10

Agent Ref. No. P11107WO01

11.         The drill bit of claim 9 wherein the body is configured to pulverize an object contained within a hole created by the bit as the body rotates and the plurality of cutters engage with the object.

12.         The drill bit of claim 1 wherein the body and wheel are configured such that they automatically center themselves on an object being drilled within a hole.

13.         The drill bit of claim 1 wherein torque built up between an object contained within a hole created by the bit and the body is released by rotating the plurality of sections in opposite directions while engaged with the object.

14.         The drill bit of claim I wherein friction built up between an object contained within a hole created by the bit and the body is reduced by rotating the plurality of sections in opposite directions while engaged with the object

15.         The drill bit of claim 1 wherein vibration between an object contained within a hole created by the bit and the body is minimized by rotating the plurality of sections in opposite directions while engaged with the object

16.         The drill bit of claim 1 wherein the body further comprises a fluid course to supply fluid to the wheel.

17.         The drill bit of claim 16 wherein the fluid course supplies fluid to the wheel such that the fluid flows around the wheel and washes debris away from the plurality of sections as they rotate.

18.         The drill bit of claim 17 wherein the flow of fluid around the wheel is such that hydraulic pressure does not prevent contact between the wheel and an object being drilled.

19.         The drill bit of claim 1 wherein the body further comprises a first end configured for attachment to a drill.

20.         The drill bit of claim 19 wherein the drill supplies lubricating fluid for lubrication of the axle.

Schedule B - 11

Agent Ref. No. P11107WO01

21.         The drill bit of claim 20 wherein the plurality of sections filter the lubricating fluid by grinding up particles contained within the lubricating fluid.

22.         The drill bit of claim 19 wherein the body further comprises a plurality of ports formed proximate the first end of the body.

23.         The drill bit of claim I wherein the wheel comprises more than two sections.

24.         The drill bit of claim 1 wherein the plurality of sections are of equal size.

25.         The drill bit of claim I wherein the plurality of sections are different sizes.

26.         The drill bit of claim 1 wherein the wheel, axle, and body do not comprise rubber elements.

27.         The drill bit of claim 1 wherein the wheel, axle, and body do not comprise seals.

28.         The drill bit of claim 1 wherein the wheel, axle, and body do not comprise grease sealed within the wheel, axle, or body.

29.         The drill bit of claim 1 further comprising bearings.

30.         The drill bit of claim 1 wherein the axle is cantilevered.

Schedule B - 12

Agent Ref. No. P11107WO01

ABSTRACT

The present invention relates in general to subsurface drilling tools, and more specifically, to a drill bit comprising a ball shaped cutting tool. The drill bit is configured so that a plurality of cones, forming the ball shaped cutting tool, rotate in opposite directions around an axle while the drill bit is drilling or cutting through the ground, rock, or other material. The drilling or cutting is accomplished by a plurality of blade inserts that fit inside and protrude therefrom a plurality of holes covering the exterior of the ball shaped cutting tool. The purpose of the present invention is to provide a new and improved subsurface drilling tool that will efficiently drill hard rock formations.

Schedule B - 13

P11107WO01

1/2

PCT (ANNEX - FEE CALCULATION SHEET)

Paper Copy (NOT for submission)
(This sheet is not part of and does not count as a sheet of the international application)

0	For receiving Office use only			
0-1	International Application No.			
0-2	Date stamp of the receiving Office			
0-4	Form PCT/RO/101 (Annex) PCT Fee Calculation Sheet			
0-4-1	Prepared Using	PCT-SAFE [EASY/EFS-Web mode] Version 3.51.063.239 MT/FOP 20140613/0.20.5.21		
0-9	Applicant's or agent's file reference	P11107WO01		
2	Applicant	JONES, Kevin Dewayne		
12	Calculation of prescribed fees	Fee amount/multiplier	Total amounts (USD)	
12-1	Transmittal fee T	⇨	120	
12-2-1	Search fee S	⇨	2545	
12-2-2	International search to be carried out by	EP		
12-3	International filing fee (first 30 sheets) i1	1471		
12-4	Remaining sheets	0		
12-5	Additional amount (X)	0		
12-6	Total additional amount i2	0		
12-7	i1 + i2 = i	1471		
12-12	Electronic Filing reduction (Image) R	-221		
12-13	Total International filing fee (i-R) I	⇨	1250	
12-14	Fee for priority document Number of priority documents requested	1		
12-15	Fee per document (X)	0		
12-16	Total priority document fee: P	⇨		
12-17	Fee for restoration of priority rights RP Number of requests for restoration of priority rights	0		
	Total amount of fees for restoration of priority rights			
12-19	TOTAL FEES PAYABLE (T+S+I+P+RP)	⇨	3915

P11107WO01

2/2

PCT (ANNEX - FEE CALCULATION SHEET)

Paper Copy (NOT for submission)
(This sheet is not part of and does not count as a sheet of the international application)

12-21	Mode of payment	Authorization to charge current account
12-22	Current account instructions The receiving Office	United States Patent and Trademark Office (USPTO) (RO/US)
12-22-1	Authorization to charge the total fees indicated above	✓
12-22-2	Authorization to charge any deficiency or credit any overpayment in the total fees indicated above	✓
12-22-3	Authorization to charge the fee for priority document	✓
12-23	Current account No.	260084
12-24	Date	03 September 2014 (03.09.2014)
12-25	Name and signature	R. SCOTT JOHNSON, /R. SCOTT JOHNSON; Regis. No. 45,792/

P11107WO01

1/4

PCT REQUEST

Paper Copy (NOT for submission)

0	For receiving Office use only	
0-1	International Application No.	
0-2	International Filing Date	
0-3	Name of receiving Office and "PCT International Application"	

0-4	Form PCT/RO/101 PCT Request	
0-4-1	Prepared Using	PCT-SAFE [EASY/EFS-Web mode] Version 3.51.063.239 MT/FOP 20140613/0.20.5.21
0-5	Petition The undersigned requests that the present international application be processed according to the Patent Cooperation Treaty	
0-6	Receiving Office (specified by the applicant)	United States Patent and Trademark Office (USPTO) (RO/US)
0-7	Applicant's or agent's file reference	P11107WO01
I	Title of invention	SUBSURFACE DRILLING TOOL
II	Applicant	
II-1	This person is	Applicant and inventor
II-2	Applicant for	All designated States
II-4	Name (LAST, First)	JONES, Kevin Dewayne
II-5	Address	2020 South 28th Street Clinton, Oklahoma 73601 United States of America
II-6	State of nationality	US
II-7	State of residence	US
II-8	Telephone No.	580-445-9384
II-9	Facsimile No.	515-288-1338

P11107WO01

PCT REQUEST

2/4

Paper Copy (NOT for submission)

IV-1	Agent or common representative; or address for correspondence The person identified below is hereby/has been appointed to act on behalf of the applicant(s) before the competent International Authorities as:	Agent
IV-1-1	Name (LAST, First)	JOHNSON, R. Scott
IV-1-2	Address	McKee, Voorhees & Sease, P.L.C. 801 Grand Avenue Suite 3200 Des Moines, Iowa 50309-2721 United States of America
IV-1-3	Telephone No.	515-288-3667
IV-1-4	Facsimile No.	515-288-1338
IV-1-5	e-mail	patatty@ipmvs.com
IV-1-5(a)	E-mail authorization The receiving Office, the International Searching Authority, the International Bureau and the International Preliminary Examining Authority are authorized to use this e-mail address, if the Office or Authority so wishes, to send notifications issued in respect of this international application:	as advance copies followed by paper notifications
IV-1-6	Agent's registration No.	45,792
IV-2	Additional agent(s)	additional agent(s) with same address as first named agent
IV-2-1	Name(s)	Bruce W. MCKEE, Edmund J. SEASE, Mark D. HANSING, Kirk M. HARTUNG, Heidi S. NEBEL, Jeffrey D. HARTY, John D. GOODHUE, Michael C. GILCHRIST, Kyle S. COLEMAN, Bruce A. JOHNSON, Luke C. HOLST, Jill N. LINK, Luke T. MOHRHAUSER; Jonathan L. KENNEDY, Daniel M. LORENTZEN
V	DESIGNATIONS	
V-1	The filing of this request constitutes under Rule 4.9(a), the designation of all Contracting States bound by the PCT on the international filing date, for the grant of every kind of protection available and, where applicable, for the grant of both regional and national patents.	
VI-1	Priority claim of earlier national application	
VI-1-1	Filing date	13 September 2013 (13.09.2013)
VI-1-2	Number	61/879,131
VI-1-3	Country	US
VI-2	Priority document request The receiving Office is requested to prepare and transmit to the International Bureau a certified copy of the earlier application(s) identified above as item(s):	VI-1

P11107WO01

PCT REQUEST

3/4

Paper Copy (NOT for submission)

VI-3	Incorporation by reference : where an element of the international application referred to in Article 11(1)(iii)(d) or (e) or a part of the description, claims or drawings referred to in Rule 20.5(a) is not otherwise contained in this international application but is completely contained in an earlier application whose priority is claimed on the date on which one or more elements referred to in Article 11(1)(iii) were first received by the receiving Office, that element or part is, subject to confirmation under Rule 20.6, incorporated by reference in this international application for the purposes of Rule 20.6.		
VII-1	International Searching Authority Chosen	European Patent Office (EPO) (ISA/EP)	
VIII	Declarations	Number of declarations	
VIII-1	Declaration as to the identity of the inventor	-	
VIII-2	Declaration as to the applicant's entitlement, as at the international filing date, to apply for and be granted a patent	-	
VIII-3	Declaration as to the applicant's entitlement, as at the international filing date, to claim the priority of the earlier application	-	
VIII-4	Declaration of inventorship (only for the purposes of the designation of the United States of America)	-	
VIII-5	Declaration as to non-prejudicial disclosures or exceptions to lack of novelty	-	
IX	Check list	Number of sheets	Electronic file(s) attached
IX-1	Request (including declaration sheets)	4	✓
IX-2	Description	9	-
IX-3	Claims	3	-
IX-4	Abstract	1	✓
IX-5	Drawings	3	-
IX-7	TOTAL	20	
	Accompanying Items	Paper document(s) attached	Electronic file(s) attached
IX-8	Fee calculation sheet	✓	-
IX-20	Figure of the drawings which should accompany the abstract	1	
IX-21	Language of filing of the international application	English	
X-1	Signature of applicant, agent or common representative	/R. SCOTT JOHNSON; Regis. No. 45,792/	
X-1-1	Name (LAST, First)	JOHNSON, R. Scott	
X-1-2	Name of signatory		
X-1-3	Capacity (if such capacity is not obvious from reading the request)

P11107WO01

PCT REQUEST

4/4

Paper Copy (NOT for submission)

FOR RECEIVING OFFICE USE ONLY

10-1	Date of actual receipt of the purported international application	
10-2	Drawings:	
10-2-1	Received	
10-2-2	Not received	
10-3	Corrected date of actual receipt due to later but timely received papers or drawings completing the purported international application	
10-4	Date of timely receipt of the required corrections under PCT Article 11(2)	
10-5	International Searching Authority	ISA/EP
10-6	Transmittal of search copy delayed until search fee is paid	

FOR INTERNATIONAL BUREAU USE ONLY

11-1	Date of receipt of the record copy by the International Bureau

1/3

12
10
36
24
28
16
18
38
28
22
22
16
30
20
14

FIG. 1

1829

Form 668 (Y)(c)
(Rev. February 2004)

1872

Department of the Treasury - Internal Revenue Service

Notice of Federal Tax Lien

Area:
SMALL BUSINESS/SELF EMPLOYED AREA #5
(800) 913-6050

Serial Number
958903913

For Optional Use by Recording Office

As provided by section 6321, 6322, and 6323 of the Internal Revenue Code, we are giving a notice that taxes (including interest and penalties) have been assessed against the following-named taxpayer. We have made a demand for payment of this liability, but it remains unpaid. Therefore, there is a lien in favor of the United States on all property and rights to property belonging to this taxpayer for the amount of these taxes, and additional penalties, interest, and costs that may accrue.

Name of Taxpayer
KEVIN D JONES

Residence
2020 S 28TH ST TRLR 4
CLINTON, OK 73601-5700

- This Notice of Federal Tax Lien has been filed as a matter of public record.
- IRS will continue to charge penalty and interest until you satisfy the amount you owe.
- Contact the Area Office Collection Function for information on the amount you must pay before we can release this lien.
- See the back of this page for an explanation of your Administrative Appeal rights.

IMPORTANT RELEASE INFORMATION: For each assessment listed below, unless notice of the lien is refiled by the date given in column (e), this notice shall, on the day following such date, operate as a certificate of release as defined in IRC 6325(a).

Kind of Tax (a)	Tax Period Ending (b)	Identifying Number (c)	Date of Assessment (d)	Last Day for Refiling (e)	Unpaid Balance of Assessment (f)
1040	12/31/2004	XXX-XX-3495	03/08/2010	04/07/2020	64082.25
1040	12/31/2007	XXX-XX-3495	01/09/2012	02/08/2022	376856.81
1040	12/31/2008	XXX-XX-3495	01/09/2012	02/08/2022	280189.87

Place of Filing
COUNTY CLERK
CUSTER COUNTY
ARAPAHO, OK 73620

Total 721128.93

This notice was prepared and signed at NASHVILLE, TN, on this,

the 04th day of September, 2013.

Signature
for JEANNETTA SMITH

Title
REVENUE OFFICER
(405) 297-4474

25-14-1657

(NOTE: Certificate of officer authorized by law to take acknowledgment is not essential to the validity of Notice of Federal Tax Lien Rev. Rul. 71-466, 1971 - 2 C.B. 409)

Part 3 - Taxpayer's Copy

CAT. NO 60025X
Form 668 (Y)(c) (Rev. 02-04)

000684

1809

Form 668 (Y)(c)
(Rev. February 2004)

Department of the Treasury - Internal Revenue Service

Notice of Federal Tax Lien

Area:
SMALL BUSINESS/SELF EMPLOYED AREA #5
(800) 913-6050

Serial Number
976075513

For Optional Use by Recording Office

As provided by section 6321, 6322, and 6323 of the Internal Revenue Code, we are giving a notice that taxes (including interest and penalties) have been assessed against the following-named taxpayer. We have made a demand for payment of this liability, but it remains unpaid. Therefore, there is a lien in favor of the United States on all property and rights to property belonging to this taxpayer for the amount of these taxes, and additional penalties, interest, and costs that may accrue.

- This Notice of Federal Tax Lien has been filed as a matter of public record.
- IRS will continue to charge penalty and interest until you satisfy the amount you owe.
- Contact the Area Office Collection Function for information on the amount you must pay before we can release this lien.
- See the back of this page for an explanation of your Administrative Appeal rights.

Name of Taxpayer KEVIN D JONES

Residence
2020 S 28TH ST TRLR 4
CLINTON, OK 73601-5700

IMPORTANT RELEASE INFORMATION: For each assessment listed below, unless notice of the lien is refiled by the date given in column (e), this notice shall, on the day following such date, operate as a certificate of release as defined in IRC 6325(a).

Kind of Tax (a)	Tax Period Ending (b)	Identifying Number (c)	Date of Assessment (d)	Last Day for Refiling (e)	Unpaid Balance of Assessment (f)
1040	12/31/2010	XXX-XX-3495	12/09/2013	01/08/2024	95710.89

Place of Filing
COUNTY CLERK
CUSTER COUNTY
ARAPAHO, OK 73620

Total 95710.89

This notice was prepared and signed at NASHVILLE, TN, on this,

the 27th day of December, 2013.

Signature
for JEANNETTA SMITH

Title
REVENUE OFFICER 25-15-1657
(405) 297-4474

(**NOTE:** Certificate of officer authorized by law to take acknowledgment is not essential to the validity of Notice of Federal Tax Lien Rev. Rul. 71-466, 1971 - 2 C.B. 409)

Part 3 - Taxpayer's Copy

CAT. NO 60025X
Form 668 (Y)(c) (Rev. 02-04)

Form 668 (Y)(c) | 1872 | Department of the Treasury - Internal Revenue Service

(Rev. February 2004)

Notice of Federal Tax Lien

Area:
SMALL BUSINESS/SELF EMPLOYED AREA #5
(800) 913-6050

Serial Number
128989014

For Optional Use by Recording Office

- This Notice of Federal Tax Lien has been filed as a matter of public record.
- IRS will continue to charge penalty and interest until you satisfy the amount you owe.
- Contact the Area Office Collection Function for information on the amount you must pay before we can release this lien.
- See the back of this page for an explanation of your Administrative Appeal rights.

As provided by section 6321, 6322, and 6323 of the Internal Revenue Code, we are giving a notice that taxes (including interest and penalties) have been assessed against the following-named taxpayer. We have made a demand for payment of this liability, but it remains unpaid. Therefore, there is a lien in favor of the United States on all property and rights to property belonging to this taxpayer for the amount of these taxes, and additional penalties, interest, and costs that may accrue.

Name of Taxpayer
KEVIN JONES

Residence
10303 N 2210 RD
CLINTON, OK 73601-5700

IMPORTANT RELEASE INFORMATION: For each assessment listed below, unless notice of the lien is refiled by the date given in column (e), this notice shall, on the day following such date, operate as a certificate of release as defined in IRC 6325(a).

Kind of Tax (a)	Tax Period Ending (b)	Identifying Number (c)	Date of Assessment (d)	Last Day for Refiling (e)	Unpaid Balance of Assessment (f)
1040	12/31/2006	XXX-XX-3495	09/22/2014	10/22/2024	239177.62
1040	12/31/2009	XXX-XX-3495	09/29/2014	10/29/2024	6778.80
1040	12/31/2012	XXX-XX-3495	09/15/2014	10/15/2024	19241.29

Place of Filing
COUNTY CLERK
CUSTER COUNTY
ARAPAHO, OK 73620

Total 265197.71

This notice was prepared and signed at NASHVILLE, TN, on this,

the 05th day of November, 2014.

Signature
for JEANNETTA SMITH

Title
REVENUE OFFICER 25-15-1657
(405) 297-4474

(**NOTE:** Certificate of officer authorized by law to take acknowledgment is not essential to the validity of Notice of Federal Tax Lien Rev. Rul. 71-466, 1971 - 2 C.B. 409)

Part 3 - Taxpayer's Copy

CAT. NO 60025X
Form 668 (Y)(c) (Rev. 02-04)

156

Internal Revenue Service
55 NORTH ROBINSON, STOP:5113-1657
OKLAHOMA CITY, OK 73102-9226000

RECEIVED 10/7/14
Daniel
WORK COPY

Department of the Treasury

Letter Date:
10/03/2014
IRS Employee to Contact:
JEANNETTA SMITH
Contact Telephone Number:
(405)297-4474
Employee Identification Number:
1000668207

TRAVIS W WATKINS
2837 NW 58TH ST
OKLAHOMA CITY, OK 73112-7002377

We are sending you the enclosed material under the provisions of a power of attorney or other authorization you have on file with us. For your convenience, we have listed below the name(s) of the taxpayer(s) to whom this material relates.

If you have any questions, please contact the person whose name and telephone number are shown above.

Sincerely yours,

JEANNETTA SMITH
REVENUE OFFICER

Enclosures
FORM 9297
LETTER 2413(P)

Taxpayer(s)' Name(s):
KEVIN JONES

Letter 937 (Rev. 8-2000)
Catalog Number: 30760X

Summary of Taxpayer Contact

Taxpayer's Name	Taxpayer's ID #
KEVIN JONES	447-88-3495

In order to determine the appropriate resolution of your case, we need to calculate/verify your ability to pay the tax delinquencies, and ensure that you remain in current compliance with applicable filing and paying requirements. To assist us in doing so, please provide the following information/documents by the date required:

Information/Documents required	Date Required

Mr. Watkins your request for abatement of penalties for tax years 2001, 2004, 2005, 2006, 2007, 2008 and 2009 have been received and reviewed. Based on the documentation you submitted with your request we have agreed that the taxpayer meets the criteria for abatement of penalties for 2001 for First Time Abatement. For tax years 2004 & 2005 we find that the taxpayer meets the criteria for Reasonable Cause and have agreed to abate the penalties for these two periods.

Your request for tax years 2006, 2007, 2008 & 2009 have been denied. The taxpayer does not meet the criteria for Reasonable Cause for these periods. See enclosed letter 2413(P) for penalty denial for these periods and your appeal rights if you disagree with this decision.

Penalties abated for 2001 $1,767.46
Penalties abated for 2004 $15,618.48
Penalties abated for 2005 $45,683.73

You have also requested payoff figures good through 10/10/2014 for all periods. I will not be able to give you the exact amount needed to full pay due to the pending abatement of penalties for tax periods 12/31/2001, 12/31/2004 & 12/31/2005.

1040 for 12/31/2001 $1,962.86
1040 for 12/31/2004 $43,934.24
1040 for 12/31/2005 $124,642.33
1040 for 12/31/2006 ** using notice dated 09/22/2014*** $239,177.62
1040 for 12/31/2007 $409,162.96
1040 for 12/31/2008 $306,629.70
1040 for 12/31/2009 **using notice dated 09/22/2014** $6,778.80
1040 for 12/31/2010 $103,860.58
1040 for 12/31/2012 $19,350.60

Total for the above listed tax periods $1,255,499.60

Notification of consequences of failure to meet the above deadlines: Failure to meet the above deadlines by the specified date(s) may require the IRS to take certain actions, such as issuing a summons, issuing a Notice of Levy, or other actions as specified below.

Revenue Officer Name and Employee Identification Number	Date	Telephone / Fax Number
JEANNETTA SMITH - 1000668207	10/03/2014	(405)297-4474 Fax - (877)695-9219

Office Address

55 NORTH ROBINSON, STOP:5113-1657 OKLAHOMA CITY, OK 73102-9226000

Form 9297 (Rev. 5-2009) Department of the Treasury – Internal Revenue Service

The above payoff figures do not include tax period ending 12/31/2011, please ensure that the tax of $35,434,.00, plus penalty is paid and added to the above figures.

Notification of consequences of failure to meet the above deadlines: Failure to meet the above deadlines by the specified date(s) may require the IRS to take certain actions, such as issuing a summons, issuing a Notice of Levy, or other actions as specified below.

Revenue Officer Name and Employee Identification Number	Date	Telephone / Fax Number
JEANNETTA SMITH - 1000668207	10/03/2014	(405)297-4474 Fax - (877)695-9219

Office Address

55 NORTH ROBINSON, STOP:5113-1657 OKLAHOMA CITY, OK 73102-9226000

Form **9297 (Rev. 5-2009)** Department of the Treasury – Internal Revenue Service

Internal Revenue Service
55 NORTH ROBINSON, STOP:5113-1657
OKLAHOMA CITY, OK 73102-9226000

Department of the Treasury

Taxpayer Identification Number:
447-88-3495
Kind of Tax:
1040
Tax Period(s) Ended:
12/31/2006, 12/31/2007, 12/31/2008, 12/31/2009
Person to Contact:
JEANNETTA SMITH
Employee Identification Number:
1000668207
Telephone Number:
(405)297-4474
Date:
10/03/2014

KEVIN JONES
10303 N 2210 RD
CLINTON, OK 73601-5700047

We regret to tell you that the information you provided on 10/03/2014 does not establish reasonable cause for adjusting the penalty shown above. This is your official notice that your request for penalty adjustment is denied.

The following information will help you if you want to pursue your request for penalty abatement or if you want to appeal our decision.

APPEALS PROCEDURES

If you want to receive further consideration by an Appeals Officer, file a brief written statement of the disputed issues with the person named above. Include any additional information in your statement that you want the Appeals Officer to consider. If you do not provide additional information now, you can still receive consideration by an Appeals Officer. However, providing additional information now may expedite processing. A written statement is required on all appeals to change a penalty that has been assessed, as required by Treasury Regulations Section 601.106(a)(1)(ii)(c). It should include:

1. A statement that you want to appeal the findings.
2. Your name and address.
3. A statement of facts supporting your position in any disputed issues.

The statement of facts, under 3 above, should be detailed and complete, including specific dates, names, amounts, locations, etc. It must declare that the statement of facts is true under penalties of perjury. You may do this by adding to the statement the following signed declaration:

> "Under penalties of perjury, I declare that the facts presented in my statement of disputed issues, which are set out in the accompanying statement of facts, schedules, and other attached statements are, to the best of my knowledge and belief, true, correct, and complete."

We must receive the statement within 15 days from the date on this letter. Direct your response to the person named above at the return address on this letter. Please include your phone number in your reply.

Even though you may be requesting Appeals consideration, we will first review your additional information to determine whether the penalty should be removed or reduced. If your appeal cannot be immediately resolved with the additional information, we will forward your written statement to Appeals.

REPRESENTATION:

An attorney, certified public accountant, or person enrolled to practice before the Internal Revenue Service may represent you. If you want someone to represent you but have not provided us with a current authorization for this, attach a completed Form 2848, Power or Attorney and Declaration of Representative, or Form 8821, Tax Information Authorization (or similar authorization), to your written statement.

Forms, instructions, and Treasury Department Circular 230, Regulations Governing the Practice of Attorneys, Certified Public Accountants, and Enrolled Agents Before the Internal Revenue Service, are available from any Internal Revenue Service office.

OTHER INFORMATION:

If tax and interest are also due on your account, we may continue collection action even if you appeal the penalty. If you decide to appeal the penalty, you may pay the amount you owe on your account now to avoid additional interest and penalties on the tax amount and additional interest on the penalty amount. If the Appeals Officer determines that you are not required to pay the penalty, we will adjust your account and issue a refund for any amount due you.

If you do not appeal, you may file a claim for refund after you pay the penalty. If you want to take your case to court immediately, you should request in writing, when you file your claim for refund, that you want it to be immediately rejected. We will then issue you a notice of disallowance. You will have two years from the date of the notice of disallowance to bring suit in the United States District Court having jurisdiction or in the United States Claims Court.

If you have questions about this letter, you may call the contact person named above at the telephone number shown.

Sincerely,

JEANNETTA SMITH
REVENUE OFFICER

Enclosure:
Self-addressed reply envelope

Letter 2413(P)(Rev. 6-91)